Exhibit 99.1

COMPANY CONTACT:	Curtis Schneekloth (419) 427-4768	FOR IMMEDIATE RELEASE June 23, 2008

COOPER TIRE ADJUSTS PRODUCTION IN CHALLENGING INDUSTRY ENVIRONMENT

Findlay, Ohio, June 23, 2008 – Cooper Tire & Rubber Company (NYSE: CTB) today announced that it has reduced production in its North American facilities during the second quarter to counter decreased tire demand and projected shortages of certain raw materials.  These production curtailments during the second quarter will cost in the estimated range of $12 million to $14 million.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car, light truck, medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 67 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.